July 28, 1997



                     NICOR JOINS VIKING VOYAGEUR PROJECT

     ST. PAUL, MINN. -- Viking Voyageur Gas Transmission Co. and NICOR Inc. today announced agreement on a letter of intent to bring NICOR into partnership with the Viking Voyageur natural gas transmission project and change the terminus of the project from Volo to Joliet, Ill.
     NICOR will become a 20 percent owner in the Viking Voyageur project, joining partners Northern States Power Co. (40 percent) and TransCanada PipeLines Limited (40 percent).
     "We believe this project will benefit all involved parties," said NICOR Vice President Ed Werneke. "Viking Voyageur will provide increased ability to transport natural gas supplies from western Canada, the largest gas-basin in North America, to the Chicago-area market hub. Midwest consumers will benefit because the pipeline is expected to bring increased competition among gas suppliers and improved supply reliability."
     Strong market support and NICOR's interest in promoting additional gas delivery with Viking Voyageur (currently designed for 1.2 billion cubic feet per day) prompted the partners to change the terminus from Volo to Joliet to accommodate volumes of gas greater than originally planned, according to Greg Palmer, president of Viking Gas Transmission Co., a subsidiary of NSP. The approximately 60-mile extension of the pipeline system is not expected to increase Viking Voyageur's projected tolls.
     "The revised route extension to Joliet provides access to NICOR's storage and transmission facilities and may result in new storage field development that would connect directly to the Viking Voyageur pipeline," Palmer said.
     A key feature of the Viking Voyageur project is that it will provide economical Canadian gas to under-served markets en route to Joliet as well.
     "With several competing pipeline projects in the development stage, we're convinced the Viking Voyageur system will provide an ideal market connection by bringing gas into central and southeastern Wisconsin and northern Illinois, where incremental natural gas supplies are actually needed," NICOR's Werneke said.
     In a related development, Palmer announced that Viking Voyageur is extending to shippers an offer to submit signed precedent agreements for the project on a first-come, first-served basis by Aug. 8. "We invite any shippers who missed our open season to send us a signed precedent agreement and take a place in the queue, and we'll factor the request into our initial engineering," he said.
     "We anticipate that there will be additional interest on the part of potential shippers to participate in Viking Voyageur because of the additional market access NICOR's involvement provides," said Wayne Lunt, senior vice president of TransCanada PipeLines. "Our goal is to continue enhancing the value Viking Voyageur brings to our shippers."
     NSP and TransCanada announced plans in April for the Viking Voyageur project, which extends from Emerson, Manitoba, to northern Illinois. The line will serve markets in Minnesota, Wisconsin and Illinois. An application for the project is expected to be filed this fall with the Federal Energy Regulatory Commission.

NICOR Inc. is a holding company based in Naperville, Ill. Its principal businesses are Northern Illinois Gas, one of the nation's largest gas distribution companies, and Tropical Shipping, a containerized shipping business that operates between Florida and the Caribbean. NICOR also owns several energy-related subsidiaries and is a partner in NICOR Energy, a provider of unregulated energy products and services.

TransCanada PipeLines, Calgary, is one of North America's leading transporters of natural gas through its energy transmission businesses. TransCanada also operates significant complementary businesses in energy marketing and energy processing in North America, and is extending its operations internationally.

Northern States Power Co., Minneapolis, is a major U.S. electric and natural gas energy company with growing domestic and international non-regulated operations. NSP and its wholly-owned subsidiary, Northern States Power Company-Wisconsin, operate generation, transmission and distribution facilities providing electricity to about 1.4 million customers in Minnesota, Wisconsin, North Dakota, South Dakota and Michigan. The two companies also distribute natural gas to more than 400,000 customers in four states, and provide a variety of energy-related services.

Viking Gas Transmission Co., a wholly owned subsidiary of NSP, owns and operates a 495-mile interstate natural gas pipeline from Emerson, Manitoba, to Marshfield, Wis., providing gas transportation services to customers in the Upper Midwest. Viking's offices are located in St. Paul, Minn.

For more information please contact:

Viking Voyageur Transmission Co.
Media Representatives
(612) 337-2167

TransCanada Pipelines Limited
Gary Davis
(403) 267-3340

NICOR, Inc.
Media: Jane Wiedmeyer
(630) 983-8676 Ext. 2844
Analysts: Randy Horn
(603) 305-9500 Ext. 2529